Exhibit 99.1

          NBC Capital Corporation Reports Higher First Quarter Income

     STARKVILLE, Miss.--(BUSINESS WIRE)--April 20, 2005--NBC Capital Corporation (AMEX: NBY) today reported a 21.0% increase in net income to $3.7 million, or $0.46 per diluted share, for the first quarter ended March 31, 2005.
     "NBC's earnings were up in the first quarter due to higher net interest income and an increase in non-interest income," stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. "The interest rate hikes since last year contributed to improved margins in the first quarter. Our net interest income after provision for loan losses increased 35.8% to $10.6 million compared with $7.8 million in the first quarter of last year and benefited from an increase in earning assets and higher margins."
     Net income for the first quarter of 2005 rose to $3.7 million, or $0.46 per diluted share, compared with net income of $3.1 million, or $0.38 per diluted share, in the first quarter of 2004.
     "Our results for the first quarter of 2005 included the operations of Enterprise Bancshares that was acquired after the close of the first quarter of last year. We are pleased to report that Enterprise's operations added to our earnings for the quarter. We continue to staff up the lending positions in Memphis to fuel loan growth and are optimistic about continued earnings contributions from Enterprise," stated Mr. Mallory.

     First Quarter Results

     Net interest income rose 32.5% to $11.2 million in the first quarter of 2005 compared with $8.4 million in the first quarter of 2004. The increase benefited from higher balances for loans and investment securities combined with an increase in average yield. Average earning assets rose 26.0% to $1.3 billion at March 31, 2005. Enterprise contributed $2.7 million to the increase in net interest income, as it added $289.6 million in average earning assets during the first quarter of 2005.
     Total interest income was $17.3 million for the first quarter of 2005 compared with $12.7 million in the first quarter of 2004. The increase in interest income was primarily due to a combination of higher balances and higher yields. Interest and fees on loans increased 47.6% due to a 36.9% increase in average volume and a 50 basis point increase in average yields. Interest and dividends on investment securities were up 16.7% compared with the first quarter of 2004 due to a 21.3% increase in average balances, offset by a 14 basis point decline in yield. The decline in yield was primarily due to lower rates on bonds purchased compared with those that matured in the portfolio. Enterprise contributed $211.1 million and $76.4 million to the average balances of loans and securities, respectively, during the first quarter of 2005.
     "NBC's first quarter margins improved to 3.51%, up from 3.32% in the first quarter of 2004 and 3.44% in the fourth quarter of 2004," continued Mr. Mallory. "The prime rate rose to 5.75% at the end of the quarter, passing the 5% level which is the floor rate for many of our loans. The recent rate hikes contributed to our margin improvement. We anticipate future rate increases will accelerate our earnings since approximately 60% of our loan portfolio has floating rates."
     NBC's provision for loan losses was $635,000 in the first quarter compared with $675,000 in the same period last year. The decrease was primarily related to an improvement in the quality of the loan portfolio. At the end of the first quarter, the reserve for loan losses was $10.9 million, or 1.4% of total loans. This represents an increase in the reserve from 1.1% in the first quarter of last year. Net interest income after provision for loan losses rose 35.8% to $10.6 million in the third quarter compared with $7.8 million last year.
     Non-interest income rose 7.7% to $5.2 million compared with $4.9 million in the first quarter of 2004. The increase in non-interest income was due primarily to a one-time gain of $713,000 related to NBC's interest in the Pulse clearing network that was sold during the first quarter of 2005. Service charges on deposits declined 3.6% to $1.9 million, trust department income rose 3.9% to $506,000 and insurance commission and fee income decreased 3.7% to $1.1 million compared with the first quarter of the prior year. Mortgage loan income was down 33.5% to $177,000 compared with the first quarter of 2004. Loss on securities was $3,000 in the first quarter of 2005 compared with a gain on securities of $8,000 in the same quarter of last year.
     Non-interest expenses rose 25.3% to $10.5 million compared with $8.4 million in the first quarter of 2004. The increase was due primarily to the acquisition of Enterprise that included approximately $384,000 in amortization expense related to the Enterprise core deposit premium.
     Income before taxes was $5.3 million in the first quarter of 2005 compared with $4.2 in the first quarter of 2004. The tax rate for the first quarter of 2005 was 29.0% compared with 27.1% in the same period last year.
     Return on average assets was 1.1% in 2005 and in 2004. Return on average equity was 13.7% in 2005 compared with 11.0% last year.
     Book value per share was $14.00 at March 31, 2005, and $13.99 at March 31, 2004. Shareholders' equity was $114.3 million and $114.2 million at March 31, 2005 and 2004, respectively.

     2005 Expectations

     NBC expects earnings for 2005 to be in the range of $1.56 to $1.65 per diluted share compared with $1.50 reported in 2004. The 2005 earnings estimate includes one-time costs of approximately $0.05 -$0.08 per share related to the company's strategic plan, which anticipates continued expansion to include de novo placements and other associated costs.
     Expectations for the second quarter of 2005 are for income to be in the range of $0.37 - $0.40 per share. Cash earnings(a) for the second quarter are expected to be in the range of $0.39 - $0.42 per share. Enterprise is expected to be slightly accretive to GAAP earnings during 2005. NBC's 2004 second quarter GAAP net income was $0.33 per diluted share.
     (a) Use of Non-GAAP Financial Measures
     Cash earnings per share is defined as GAAP earnings per share adjusted for amortization of acquisition related expenses, including amortization of deposit premium, write-up of fixed assets and write-up of the securities portfolio. NBC presents cash earnings per share because its management uses the measure to evaluate the company's performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

     Conference Call

     NBC Capital will provide an on-line, real-time Web-cast and rebroadcast of its first quarter results conference call to be held tomorrow, April 21, 2005. The live broadcast will be available on-line at www.nbcbankline.com under investor information and at www.vcall.com beginning at 9:30 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

     About NBC Capital Corporation

     NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products. NBC has offices in east Mississippi, Memphis, Tennessee and Tuscaloosa, Alabama. NBC's stock is listed on the American Stock Exchange under the ticker symbol of NBY.

     Forward-Looking Statements

     This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Report on 10-K for the year ended December 31, 2004, and other reports filed with the Securities and Exchange Commission. NBC Capital Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.


                      NBC CAPITAL CORPORATION
                CONSOLIDATED STATEMENTS OF CONDITION
                             MARCH 31,
                (In thousands, except share amounts)

                                                  2005        2004
                                               ----------- -----------
ASSETS:

Cash and Due From Banks                        $   35,265  $   74,726
Interest Bearing Deposits Due From Banks            1,523       6,346
                                               ----------- -----------
   Total Cash and Due From Banks                   36,788      81,072

Securities:
  Securities Available for Sale                   421,187     356,729
  Securities Held to Maturity                      24,852      35,856
                                               ----------- -----------
    Total Securities                              446,039     392,585

Federal Funds Sold and
   Securities Purchased Under Agreement To
    Resell                                          3,912      10,850

Other Earning Assets                               16,417      15,765

Loans                                             802,210     595,027
Less:   Reserve for Loan Losses                   (10,936)     (6,633)
                                               ----------- -----------
    Net Loans                                     791,274     588,394


Bank Premises And Equipment, Net                   18,225      15,716
Interest Receivable                                 7,459       5,683
Other Real Estate Owned                             4,246       1,326
Goodwill                                           40,274       2,853
Other Assets                                       22,381      16,565
                                               ----------- -----------
    Total Assets                               $1,387,015  $1,130,809
                                               =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:

Non-Interest Bearing Deposits                  $  129,571  $  111,911
Interest Bearing Deposits                         937,013     719,713
                                               ----------- -----------
    Total deposits                              1,066,584     831,624
Interest Payable                                    1,865       1,086
Federal Funds Purchased and
   Securities Sold Under Agreement to
    Repurchase                                     35,832      19,901
Federal Home Loan Bank Borrowings                 120,240     121,630
Subordinated Debentures                            37,114      30,928
Other Liabilities                                  11,103      11,429
                                               ----------- -----------
    Total Liabilities                           1,272,738   1,016,598

SHAREHOLDERS' EQUITY:

Common Stock - $1 Par Value, Authorized
  10,000,000 shares, Issued - 9,615,806 Shares at
  March 31, 2005 and March 31, 2004                 9,616       9,616
Surplus And Undivided Profits                     139,279     131,836
Accumulated Other Comprehensive Income             (6,688)        657
Treasury Stock at Cost (1,451,295 shares at March
  31, 2005 and 1,450,795 shares at March 31,
  2004)                                           (27,930)    (27,898)
                                               ----------- -----------
  Total Shareholders' Equity                      114,277     114,211
                                               ----------- -----------
    Total Liabilities And Shareholders' Equity $1,387,015  $1,130,809
                                               =========== ===========


                       NBC CAPITAL CORPORATION
                  CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except average weighted shares and per share amounts)



                                                FOR THE THREE MONTHS
                                                   ENDED MARCH 31
                                                   --------------
                                                  2005        2004
                                               ----------- -----------
INTEREST INCOME:

Interest And Fees On Loans                     $   12,281  $    8,321
Interest And Dividends On Investment
     Securities                                     4,889       4,190
Other Interest Income                                 140         158
                                               ----------- -----------
    Total Interest Income                          17,310      12,669


INTEREST EXPENSE:

Interest On Deposits                                4,307       2,838
Interest On Borrowed Funds                          1,818       1,388
                                               ----------- -----------
    Total Interest Expense                          6,125       4,226
                                               ----------- -----------
    Net Interest Income                            11,185       8,443
Provision For Loan Losses                             635         675
                                               ----------- -----------
    Net Interest Income After Provision For
        Loan Losses                                10,550       7,768
                                               ----------- -----------


OTHER INCOME:

Service Charges On Deposit Accounts                 1,870       1,940
Trust Department Income                               506         487
Insurance Commission and Fee Income                 1,134       1,177
Mortgage Loan Fee Income                              177         266
Other Non-Interest Income                           1,546         979
Gains (Losses) On Securities - Net                     (3)          8
                                               ----------- -----------
    Total Other Income                              5,230       4,857
                                               ----------- -----------


OTHER EXPENSE:

Salaries & Employee Benefits                        5,893       5,032
Net Premises And Fixed Asset Expense                1,613       1,182
Other Operating Expense                             3,002       2,170
                                               ----------- -----------
    Total Other Expense                            10,508       8,384
                                               ----------- -----------


Income Before Income Taxes                          5,272       4,241
Applicable Income Tax Expense                       1,530       1,148
                                               ----------- -----------
    Net Income                                 $    3,742  $    3,093
                                               =========== ===========

Earnings Per Share:
    Basic                                            0.46        0.38
    Diluted                                          0.46        0.38

Average Weighted Shares:
    Primary                                     8,163,044   8,168,224
    Diluted                                     8,179,352   8,189,568


                        NBC CAPITAL CORPORATION
                         FINANCIAL HIGHLIGHTS
             (amounts in thousands except per share data)

FOR THE THREE MONTHS
   ENDED MARCH 31:                                2005        2004
                                               ----------- -----------

Net Earnings                                   $    3,742  $    3,093
Basic and Diluted Earnings Per Share                 0.46        0.38
Cash Dividends Per Share                             0.24        0.24

ANNUALIZED RETURNS
Return on Average Assets                              1.1%        1.1%
Return on Average Equity                             13.7%       11.0%


SELECTED BALANCES AT
  MARCH 31:                                       2005        2004
                                               ----------- -----------

Total Assets                                   $1,387,015  $1,130,809
Deposits and Securities Sold Under
    Agreements to Repurchase                    1,089,181     851,525
Loans                                             802,210     595,027
Total Securities                                  446,039     392,585
Shareholders' Equity                              114,277     114,211
Market Price Per Share                              24.18       26.00
Book Value Per Share                                14.00       13.99


     CONTACT: NBC Capital Corporation, Starkville
              Richard T. Haston, 662-324-4258